VOTING TRUST AGREEMENT

This Voting Trust Agreement is made this 18 day of June, 1994, between the Stockholders of Peeples Mining LLC, and the parties whose name are subscribed hereto being stockholders of HCCA, Inc., all of which Stockholders are called "Subscribers" and Alvin A Schbarach,hereinafter called "Trustee".

                                    RECITALS

With a view towards the continuity of capable and competent management of HCCA, Inc., which is in the interest of all stockholders of the corporation, the Subscribers hereto are desirous of creating a Trust as described herein.

For the above reason and in consideration of the agreements herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto provide and agree as follows:

1. [TRANSFER TO TRUSTEE]: Subscribers shall forthwith endorse in blank and assign and deliver to the Trustee the Stock Certificates for shares owned by them repectively and shall do all things necessary to effect the transfer of their stock to the Trustee on the books of the transfer agent for Peeples Mining, LLC.

2. [TRUSTEE TO HOLD SUBJECT AGREEMENT]: The Trustee shall hold the shares of stock so transferred to him for the common benefit of the Subscribers under the terms and conditions hereinafter set forth.

3. [NEW CERTIFICATE TO TRUSTEE]: The Trustee shall surrender to the transfer agent of Peeples Mining for cancellation all Stock Certificates which shall be assigned and delivered to him as hereinbefore provided and in his stead shall obtain a new stock certificate issued to him as Trustee under this agreement.



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4.        [TRUSTEE'S  CERTIFICATE]:  The  Trustee  shall  issue to each of the;
          Subscribers a Trust Certificate fear the number of shares. represented by the certificates of stock transferred by the Subscriber to the Trustee. Each Trust Certificate shall state that it is issued pursuant to the terms of this agreement and shall set forth the nature and proportional amount of the beneficial interest thereunder of the person to whom it is issued and registered and shall be assigned in the same manner as Stock Certificates on the books to he kept by the transfer agent.

5. [LISTS AND RECORDS]: The transfer agent shall keep a list of the shares of stock transferred to the Trustee. The transfer agent shall also keep a record of all Trust Certificates issued or transferred on its books which records shall contain the names and addressees of the Trust Certificate holders and the number of shares represented by each such Trust Certificate. This list of Trust Certificates and the records pertaining thereto shall be open at all reasonable times for the inspection of the Trust Certificate holders. Upon the transfer on the books of the Trustee of any Trust Certificate, the transferee shall succeed to all of the rights and obligations, hereunder of the transferor.

6.        [TRUSTEE TO VOTE STOCK]: It shall be the duty of the Trustee, Alvin A.
          Schlabbach, to vote all stock as in his judgement may be for the best interests of the stockholders of Peeples Mining. This authority includes, but is not limited to voting at all meetings of the stockholders for the election of directors and on any other matter or question which may be brought before any stockholders' meetings on behalf of any stockholder as if such stockholder were personally present.

7. [DIVIDENDS]: The Trustee shall collect and receive all dividends that may accrue upon the shares of stock subject to this Trust and shall promptly pay over the proportionate amount due to each Trust Certificate holder in proportion to the number (if shares respectively represented by their Trust Certificates.



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8.        [TRUSTEE'S INDEMNITY]: The Trustee shall serve without fee and without expense. The Trustee shall be entitled to be fully indemnified out of the dividends coming into his hands against all costs, charges, expenses and other liabilities properly incurred by him in the exercise of any power conferred upon him by these presents.

9. [TERMINATION OF TRUST]: In the event of the death of the Trustee, Alvin Schlarch, or his refusing or being unable to act, this Trust shall be terminated.

10.       [DURATION]:  The Trust created hereby shall continue for period of ten
          (10) years from date hereof, and shall be renewable for an additional like term.


IN WITNESS WHEREOF, the parties hereto have respectively signed this Voting Trust Agreement on this the 18 day of June , 1994.

   Subscribers

Health Care
Of America, Inc.

                                           Trustee:
                                           Alvin Schlaback
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